Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Gastar Exploration Ltd. and Gastar Exploration USA, Inc., to be filed on or about May 26, 2011 (the “Registration Statement”), of all references to the name of Netherland, Sewell & Associates, Inc.; to references to Netherland Sewell & Associates, Inc. in the Registration Statement, including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from the Report of Netherland, Sewell & Associates, Inc. dated January 24, 2011, in the Gastar Exploration Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 10, 2011.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 26, 2011